Contract of employment
between
Telenor*
and
*

CONTRACT OF EMPLOYMENT
(permanent employment)
Name: *
Personal identification number: *
Address: *
(hereafter referred to as “the Employee”) has entered into the following contract of employment with:
Telenor * (hereafter referred to as “the Company”)
This contract supersedes all previous contracts of employment between the Employee and the Telenor Group Companies.
1. General Provisions
1.1 Employment — working place
The Employee is employed as [position] in [Telenor *] with effect from [date].
The working place is [Telenor *], [address].
1.2 Loyalty
The Employee is bound by the general duty of loyalty that applies on employment. The duty of loyalty also exists after completion of the employment.
1.3 Confidentiality
The Employee is obligated, both during his period of employment and after termination of his employment, to observe complete confidentiality in relation to persons not concerned about the Company’s and its subsidiaries’ business or company secrets that might have come to the Employee’s attention during his work. The Employee is obligated to display the utmost caution in dealing with plans, drawings, calculations, descriptions, contracts or correspondence etc.
The above-identified provision shall not preclude that the Employee, having left the company, may make use of any general knowledge and experience of technical or business-related nature acquired by him during his employment.
The Employee has read and signed the following documents and is obliged to comply with these regulations:
• “Secrecy and loyalty declaration for employees in Telenor”
• Codes of Conduct
• Regulations for IT-users
In case of a conflict between the provisions in the above-identified documents and the provisions in this employment agreement, the employment agreement supersedes these three documents.
1.4 Engagements outside Telenor
The Employee is obliged to place his full working capacity at the disposal of the Company. The Employee must not without the written consent of the Employer directly or indirectly be engaged in businesses, activities, organisations etc. Engagements governed by this provision comprise, but is not limited to, employment, offering services, any honorary office, investments etc.

2. Salary
The Employee’s annual salary shall be [...].
Payment for travelling time and overtime is included in the annual salary.
Salary is to be paid by 1/12 every month (except June when holiday payment is made) in accordance with the applicable Company regulations for salary payment at the time (at present the 15th of every month).
Additional compensation:

Telephone allowance:	Free fixed telephone and mobile phone
The Company covers expenses connected to home office, incl. ADSL when working at home.
Newspapers:	X newspapers
Car allowance:	According to the Telenor car policy
Bonus:	According to the Telenor policy
In the event of salary payment exceeding the actual correct amount, the Company may rectify this in subsequent payments. If the adjustment involves a substantial amount, the practicalities concerning the correction shall be clarified with the employee.
3. Incentive agreements
There can be made additional incentive agreements according to Telenor’s at any time prevailing policy.
4. Salary during leave of absence due to sickness, maternity leave etc.
The employee is entitled to receive base salary during sickness, maternity leave and adoption, in accordance with the at any time prevailing Company regulations.
5. Holiday and holiday pay
The employee is entitled to holiday and holiday pay according to the Norwegian Holiday Act and the at any time prevailing Company regulations.
6. Pension and insurance schemes
The employee has rights and obligations according to the Company’s at any time prevailing pension and insurance scheme. The Employee’s pension age is 65 years.
7. Health and sickness schemes
The Company provides medical services in accordance with policy and Company agreement.
The Company provides a health insurance for the Employee, the insurance is conditioned to approval by the insurance company.
8. Dismissal/resignation
The parties are mutually entitled to terminate the employment upon 6 months notice, calculated from and including the first day of the month following that in which notice was given.

In the case of resignation from the Employee the Company has the right to give the Employee other duties than he was assigned to during the notice period.
9. Severance
At dismissal by the Company, the Employee is entitled to severance pay, which should be paid every month for 6 months from the end of the notice period. The monthly severance pay should be equal to one month base salary.
10. Income tax
Benefits and salary as outlined in this agreement may be subject to income tax in accordance to the at any time prevailing local tax regulations. The Employee is responsible for all personal income taxes.
11. Other Conditions
The contents of this contract of employment is confidential and should not be disclosed to a third party unless otherwise follows by legislation or Company policy or both party agrees upon this.
***
This agreement is subject to Norwegian law. The venue in case of any disputes is Asker og Bærum Tingrett.
This Agreement has been issues in two originals, one for each party.
Place/date: Fornebu, XX. month 200X
For Telenor *:

________________________	________________________
[Name of representative]	[Name of employee]